3: Aggregate Statement of Principal and Interest Distributions to Certificateholders in 2001

Aggregate Statement of Principal and Interest Distributions to Certificateholders in 2001.

Class	Principal	Interest	Ending Principal Balance

A-1	9,236,989.94	11,187,837.28	171,452,010.06
A-2	0.00	34,515,711.96	523,600,000.00
B	0.00	2,936,080.68	43,446,000.00
C	0.00	2,526,629.16	36,586,000.00
D	0.00	988,388.76	13,720,000.00
E	0.00	1,031,332.44	13,720,000.00
F	0.00	1,042,034.04	13,720,000.00
G	0.00	1,109,948.04	13,720,000.00
H	0.00	1,920,800.04	27,440,000.00
J	0.00	480,200.04	6,860,000.00
K	0.00	400,119.96	5,716,000.00
L	0.00	720,300.00	10,290,000.00
M	0.00	320,180.04	4,574,000.00
N	0.00	240,099.96	3,430,000.00
P	0.00	1,197,686.98	17,150,060.00
X	0.00	14,100,942.52	905,424,070.06
Y	0.00	0.00	0.00
GT-R	0.00	0.00	0.00